WMLT 2007-A

                                   30 day DQ count                % Balance                    Count                  Balance
                  ____________________________________________________________________________________________________________
                  Group 1                     1x30                     1.62                        1               711,000.00
                  Group 2                     1x30                     1.61                        4             2,259,500.00
                  Group 3                     1x30                     2.83                        4             2,335,590.95
                  Group 4                     1x30                     1.71                        1               467,585.55
                  ____________________________________________________________________________________________________________

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